Exhibit 99.1

NovaBay Pharmaceuticals Receives Stockholder Approval for Proposed $10.32 Million Financing Agreement

EMERYVILLE, Calif. (December 22, 2017) - NovaBay® Pharmaceuticals, Inc. (NYSE American: NBY), a biopharmaceutical company focusing on commercializing prescription Avenova® for the domestic eye care market, announces stockholder approval to issue NovaBay common stock as part of a $10.32 million financing agreement with Ch-gemstone Capital (Beijing) Co., Ltd. The vote was announced at a Special Meeting of Stockholders held December 20, 2017.

“We appreciate our stockholders’ support for this financing with an investor that has expressed interest in NovaBay’s long-term success,” said Mark M. Sieczkarek, NovaBay’s President and CEO. “We look forward to completing this financing and plan to use these funds to advance our Avenova growth strategy.”

On November 20, 2017, NovaBay entered into an agreement with Ch-gemstone Capital (Beijing) Co., Ltd to purchase 2.4 million shares of NovaBay common stock for $10.32 million. The private placement is expected to close in January 2018, subject to the satisfaction of certain closing conditions, including approval for funds transfer by the applicable regulatory authorities in China.

About NovaBay Pharmaceuticals, Inc.: Going Beyond Antibiotics®

NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focusing on commercializing and developing its non-antibiotic anti-infective products to address the unmet therapeutic needs of the global, topical anti-infective market with its two distinct product categories: the NEUTROX® family of products and the AGANOCIDE® compounds. The Neutrox family of products includes AVENOVA® for the eye care market, NEUTROPHASE® for wound care market, and CELLERX® for the aesthetic dermatology market. The Aganocide compounds, still under development, have target applications in the dermatology and urology markets.

Forward-Looking Statements

This release contains forward-looking statements that are based upon management's current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding our ability to successfully close any potential future equity financing. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in manufacturing, distributing, and selling the Company's products, unexpected adverse side effects or inadequate therapeutic efficacy of our product, the uncertainty of patent protection for the Company's intellectual property, and any potential regulatory problems. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay's latest Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, especially under the heading "Risk Factors." The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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NovaBay Contacts

For NovaBay Avenova purchasing information:

Please call us toll free: 1-800-890-0329 or email sales@avenova.com

www.Avenova.com

From the Company

Jack McGovern

Chief Financial Officer

510-899-8800

jmcgovern@novabay.com

Investor Contact

LHA

Jody Cain

310-691-7100

Jcain@lhai.com

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